Exhibit 23.1





                            Consent of Independent Auditors




               The Board of Directors
               National Bankshares, Inc.

               We consent to incorporation by reference in Registration Statement No. 333-79979 on Form S-8 of National Bankshares, Inc. of our report dated January 23, 2002, relating to the consolidated balance sheets of National Bankshares, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years then ended, which report is included in the December 31, 2001 Annual Report on Form 10-K of National Bankshares, Inc.


               /s/Yount, Hyde & Barbour, P.C.


               Winchester, Virginia
               March 29, 2002